As filed with the Securities and Exchange Commission on June 30, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

Commission File No. 001-08183

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-1670945
(State of incorporation)	(I.R.S. Employer Identification No.)

2581 E. Kercher Road

P.O. Box 237

Goshen, Indiana 46528

(Address of Principal Executive Offices)

SUPREME INDUSTRIES, INC.

2016 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

John W. Dorbin, Jr.

General Counsel

Supreme Industries, Inc.

2581 E. Kercher Road

P.O. Box 237

Goshen, Indiana 46528

(574) 642-3070

(Name, address, and telephone number of agent for service)

With copies of communications to:

Bruce Newsome

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

(214) 651-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock (par value $.10 per share)	1,290,598	$12.32	$15,900,168	$1,601.15

Notes:

(1)                                 Represents shares of Class A Common Stock (the “Common Stock”) reserved for issuance under Registrant’s 2016 Long-Term Incentive Plan (the “Plan”).  The number of shares of Common Stock available for issuance under the Plan may be increased by 290,598 shares of Common Stock underlying awards issued under previous stock incentive plans of the Registrant that are forfeited, expired, cancelled or settled in cash.  Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares as may become deliverable due to future adjustments under the terms of the Plan.

(2)                                 Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee.  The estimates of the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of the Common Stock as reported on NYSE MKT on June 28, 2016, given that the offering price is not currently determinable.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the introductory Note to Part I of Form S-8, the information required by Item 1 (Plan Information) and Item 2 (Registrant Information and Employee Plan Annual Information) is not filed as part of this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents, previously filed (Commission File No. 1-8183) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated in this Registration Statement by reference and made a part hereof:

(a)         The description of the Common Stock of Supreme Industries, Inc. (the “Company” or “Registrant”) contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on September 18, 1989;

(b)         The Annual Report on Form 10-K of the Company for the fiscal year ended December 26, 2015;

(c)          The Quarterly Report on Form 10-Q of the Company for the quarter ended March 26, 2016; and

(d)         The Current Reports on Form 8-K of the Company filed on March 8, 2016, May 6, 2016, and June 1, 2016.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s Certificate of Incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s Certificate of Incorporation and Third Amended and Restated Bylaws provide that the Company shall, to the maximum extent permitted under Delaware law, indemnify and upon request advance expenses to any person who is or was a party to any threatened, pending, or completed action, suit, proceeding, or claim by reason of the fact that he or she is or was or has agreed to be a trustee, director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a trustee, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of any such action, suit, proceeding or claim.

The indemnification rights set forth above shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.

The Company maintains a general liability insurance policy that covers certain liabilities of the Company’s directors and officers arising out of claims based on acts or omissions in the person’s capacity as a director or officer.

The Company has entered into indemnification agreements with its directors and officers, pursuant to which the Company has agreed to indemnify such persons against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which such persons are a party to the extent permitted by applicable law, subject to certain exceptions.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit Number	Description

4.1	2016 Long-Term Incentive Plan filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 1, 2016;

5.1	Opinion of Haynes and Boone, LLP as to legality of securities being registered;

23.1	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1);

23.2	Consent of Crowe Horwath, LLP, Independent Registered Public Accounting Firm; and

24.1	Power of Attorney.

Item 9.   Undertakings.

(a)                                 The Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goshen, State of Indiana, on June 30, 2016.

SUPREME INDUSTRIES, INC.

By:	/s/ Mark D. Weber
Name:	Mark D. Weber
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Herbert M. Gardner	Chairman of the Board and Director	June 30, 2016
Herbert M. Gardner

/s/ William J. Barrett	Executive Vice President (Long Range and Strategic Planning), Secretary, Assistant Treasurer, and Director	June 30, 2016
William J. Barrett

/s/ Mark D. Weber	Chief Executive Officer and Director	June 30, 2016
Mark D. Weber	(Principal Executive Officer)

/s/ Matthew W. Long	Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	June 30, 2016
Matthew W. Long

/s/ Peter D. Barrett	Director	June 30, 2016
Peter D. Barrett

/s/ Edward L. Flynn	Director	June 30, 2016
Edward L. Flynn

/s/ Michael L. Klofas	Director	June 30, 2016
Michael L. Klofas

/s/ Arthur J. Gajarsa	Director	June 30, 2016
Arthur J. Gajarsa

/s/ Thomas B. Hogan, Jr.	Director	June 30, 2016
Thomas B. Hogan, Jr.

/s/ Mark C. Neilson	Director	June 30, 2016
Mark C. Neilson

/s/ Wayne A. Whitener	Director	June 30, 2016
Wayne A. Whitener

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	2016 Long-Term Incentive Plan filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 1, 2016;

5.1	Opinion of Haynes and Boone, LLP as to legality of securities being registered;

23.1	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1);

23.2	Consent of Crowe Horwath, LLP, Independent Registered Public Accounting Firm; and

24.1	Power of Attorney.